        Exhibit 99.1

ALTRIA REPORTS 2017 SECOND-QUARTER AND FIRST-HALF RESULTS;
REAFFIRMS FULL-YEAR EARNINGS GUIDANCE; AND
ANNOUNCES EXPANDED SHARE REPURCHASE PROGRAM

▪	Altria’s 2017 second-quarter reported diluted earnings per share (EPS) increased 22.6% to $1.03, as comparisons were affected by special items.

▪	Altria’s 2017 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 4.9% to $0.85.

▪	Altria’s 2017 first-half reported diluted EPS increased 19.0% to $1.75, as comparisons were affected by special items.

▪	Altria’s 2017 first-half adjusted diluted EPS, which excludes the impact of special items, increased 3.3% to $1.58.

▪	Altria announces the expansion of its $3 billion share repurchase program to $4 billion, to be completed by the end of the second quarter of 2018.
RICHMOND, Va. - July 27, 2017 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2017 second-quarter and first-half business results and reaffirmed its guidance for 2017 full-year adjusted diluted EPS.
“Based on strong tobacco operating company performance, Altria delivered solid results in the second quarter and first half of 2017,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “The smokeable products segment generated strong income growth despite a large cigarette excise tax increase in California, and the smokeless products segment has largely rebounded from its first-quarter voluntary product recall.”
“We continued to focus on rewarding shareholders, paying out nearly $2.4 billion in dividends and repurchasing $1.6 billion in shares in the first half of 2017. Today we also are announcing a $1 billion expansion of that program.”
“Our business fundamentals remain strong. We believe we are well-positioned for the second half of the year and continue to expect adjusted diluted EPS growth to be weighted to the second half. Thus, we are reaffirming our 2017 full-year adjusted diluted EPS growth guidance of 7.5% to 9.5%.”

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on July 27, 2017 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In May 2017, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.61 per share. Altria’s current annualized dividend rate is $2.44 per share. As of July 21, 2017, Altria’s annualized dividend yield was 3.3%. Altria paid almost $1.2 billion in dividends in the second quarter and nearly $2.4 billion for the first half of 2017. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the second quarter, Altria repurchased 14.4 million shares under its existing share repurchase program at an average price of $72.85, for a total cost of approximately $1.05 billion. As of June 30, 2017, Altria had approximately $335 million remaining in the share repurchase program. In July, Altria’s Board authorized a $1 billion expansion to the program. Altria expects to complete the expanded $4 billion share repurchase program by the end of the second quarter of 2018. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Since Altria resumed share repurchase activity six years ago, the company has repurchased over 170 million shares at an average share price of $41.59.
Product Innovation
In e-vapor, Nu Mark LLC (Nu Mark) continues to grow MarkTen volume and retail share. MarkTen is now the number two e-vapor brand nationally, with a second-quarter national retail market share of approximately 13% in mainstream retail channels. MarkTen is now present in stores representing approximately 65% of e-vapor category volume in those channels.
In heated tobacco, the U.S. Food and Drug Administration (FDA) began its substantive science review of Philip Morris International Inc.’s (PMI) modified risk tobacco product application for IQOS in May. PMI also submitted an IQOS premarket tobacco product application to the FDA in March 2017. Philip Morris USA Inc. (PM USA) continues to build its commercialization plans for IQOS, which it will have the exclusive license to sell in the U.S. upon FDA authorization.
Smokeless Recall
As previously disclosed, in January 2017 U.S. Smokeless Tobacco Company LLC (USSTC) voluntarily recalled certain smokeless tobacco products manufactured at its Franklin Park, Illinois facility due to a product tampering incident (Recall).  USSTC estimates that the Recall-related costs and the share impact from the Recall reduced smokeless products segment adjusted operating companies income (OCI) by approximately $60 million (or $0.02 per share) in the first quarter. USSTC has concluded the Recall and trade inventories are substantially replenished.
Facilities Consolidation
In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies (Facilities Consolidation). The Facilities Consolidation is expected to be completed by the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.
As a result of the Facilities Consolidation, Altria expects to record total pre-tax charges of approximately $150 million, or $0.05 per share. Of this amount, Altria recorded pre-tax charges of $71 million in 2016 and $56 million for the first half of 2017 (including $29 million in the second quarter). Altria expects to record a total of approximately $70 million in 2017 and the remainder in 2018.
2017 Full-Year Guidance
Altria reaffirms its guidance for 2017 full-year adjusted diluted EPS to be in a range of $3.26 to $3.32. This range represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $3.03 in 2016 as shown in Table 1. This range excludes the special items for the first half of 2017 shown in Table 2.
Altria continues to expect higher adjusted diluted EPS growth in the second half of the year compared to the first half, driven by various factors. These include the financial effects of the Recall during the first quarter of 2017 and the benefit of reporting four full quarters of equity income from Anheuser-Busch InBev SA/NV (AB InBev) in 2017 versus three quarters in 2016 from SABMiller plc (SABMiller).
Altria continues to expect that its 2017 full-year effective tax rate on operations will be approximately 36%.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2016 Adjusted Results
Full Year
2016
Reported diluted EPS	$7.28
NPM Adjustment Items	0.01
Tobacco and health litigation items	0.04
SABMiller special items	(0.03)
Loss on early extinguishment of debt	0.28
Asset impairment, exit and implementation costs	0.07
Patent litigation settlement	0.01
Gain on AB InBev/SABMiller business combination	(4.61)
Tax items	(0.02)
Adjusted diluted EPS	$3.03
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 10.
ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2017 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis.  Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in AB InBev and reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag does not affect Altria’s cash flows, but does impact the year-over-year comparability of Altria’s equity earnings from its beer investment and reported and adjusted diluted EPS in the short term.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA, John Middleton Co. (Middleton) and Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman); smokeless products, manufactured and sold by USSTC; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 2.2% to $6.7 billion in the second quarter primarily driven by higher net revenues in the smokeable and smokeless products segments. Altria’s revenues net of excise taxes increased 3.8% to $5.1 billion. For the first half of 2017, net revenues increased 1.3% to $12.7 billion, and revenues net of excise taxes increased 2.6% to $9.7 billion.
Altria’s 2017 second-quarter reported diluted EPS increased 22.6% to $1.03, primarily driven by a higher gain on the AB InBev/SABMiller business combination, favorable tax items and higher reported OCI in the smokeable products segment, partially offset by lower equity earnings from Altria’s beer investment. Altria’s second-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 4.9% to $0.85, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment.
Altria’s 2017 first-half reported diluted EPS increased 19.0% to $1.75, primarily driven by higher reported OCI in the smokeable products segment, which included lower restructuring charges in 2017, a higher gain on the AB InBev/SABMiller business combination and favorable tax items, partially offset by lower equity earnings from Altria’s beer investment. Altria’s first-half adjusted diluted EPS, which excludes the special items shown in Table 2, increased 3.3% to $1.58, primarily driven by higher adjusted OCI in the smokeable products segment and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment.

Table 2 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Reported diluted EPS	$1.03	$0.84	22.6%	$1.75	$1.47	19.0%
NPM Adjustment Items	—	—		—	0.01
Tobacco and health litigation items	0.01	—		0.01	0.01
AB InBev/SABMiller special items	—	0.01		0.03	0.06
Asset impairment, exit and implementation costs	0.01	—		0.02	0.04
Gain on AB InBev/SABMiller business combination	(0.14)	(0.03)		(0.14)	(0.05)
Tax items	(0.06)	(0.01)		(0.09)	(0.01)
Adjusted diluted EPS	$0.85	$0.81	4.9%	$1.58	$1.53	3.3%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.
AB InBev/SABMiller Special Items
In the first half of 2017, earnings from Altria’s equity investment in AB InBev included net pre-tax charges of $75 million, consisting primarily of Altria’s share of mark-to-market losses on AB InBev’s derivative financial instruments used to hedge certain share commitments.
In the first half of 2016, earnings from Altria’s equity investment in SABMiller included pre-tax charges of $187 million consisting primarily of Altria’s share of SABMiller’s asset impairment charges and costs related to its business combination with AB InBev.
The EPS impact of these items is shown in Table 2 and Schedule 9.
Asset Impairment, Exit and Implementation Costs
In the second quarter and first half of 2017, Altria recorded pre-tax Facilities Consolidation charges of $29 million and $56 million, respectively.
In the first half of 2016, Altria recorded a pre-tax charge of $124 million in connection with the productivity initiative announced in January 2016.
The EPS impact of these costs is shown in Table 2 and Schedules 7 and 9.
Gain on AB InBev/SABMiller Business Combination
In the second quarter and first half of 2017, Altria recorded a pre-tax gain of $408 million related to AB InBev’s divestitures of certain SABMiller assets and businesses in connection with the AB InBev/SABMiller business combination.
In the second quarter and first half of 2016, Altria recorded pre-tax, unrealized gains of $117 million and $157 million, respectively, for the change in the fair value of the currency derivative that Altria entered into to hedge its British pound exposure on the cash consideration received from the AB InBev/SABMiller business combination.
The EPS impact of these items is shown in Table 2 and Schedules 7 and 9.

Tax Items
In the second quarter and first half of 2017, Altria recorded $108 million and $166 million, respectively, in income tax benefits primarily related to its 2010-2013 Internal Revenue Service audit. The EPS impact is shown in Table 2 and Schedules 7 and 9.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong income growth in the second quarter and for the first half of 2017 despite a large cigarette excise tax increase in California, which negatively impacted volume and retail share in the second quarter.
Smokeable products segment net revenues increased by 1.6% in the second quarter and 1.1% for the first half of 2017, as higher pricing was partially offset by lower volume and higher promotional investments. Revenues net of excise taxes increased 3.2% in the quarter and 2.6% for the first half.
In the second quarter, reported OCI increased 5.4%, primarily driven by higher pricing, partially offset by lower volume and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 6.4%, and adjusted OCI margins expanded 1.6 percentage points to 51.7%.
For the first half of 2017, reported OCI increased 10.5%, primarily driven by higher pricing and lower restructuring charges, partially offset by lower volume. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 7.2%, and adjusted OCI margins expanded 2.2 percentage points to 51.4%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$5,922	$5,829	1.6%	$11,380	$11,251	1.1%
Excise taxes	(1,556)	(1,599)		(3,016)	(3,098)
Revenues net of excise taxes	$4,366	$4,230	3.2%	$8,364	$8,153	2.6%

Reported OCI	$2,233	$2,118	5.4%	$4,274	$3,869	10.5%
NPM Adjustment Items	—	—		(8)	12
Asset impairment, exit, implementation and acquisition-related costs	9	2		15	101
Tobacco and health litigation items	15	1		16	27
Adjusted OCI	$2,257	$2,121	6.4%	$4,297	$4,009	7.2%
Adjusted OCI margins [1]	51.7%	50.1%	1.6 pp	51.4%	49.2%	2.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

In the second quarter, total cigarette industry volumes declined by an estimated 4.5%, in part due to the large cigarette excise tax increase in California. The smokeable products segment’s reported domestic cigarettes shipment volume declined by 2.9% in the second quarter, primarily driven by the industry’s rate of decline, partially offset by trade inventory movements. After adjusting for these trade inventory movements, PM USA’s domestic cigarettes shipment volume decreased by an estimated 5%.
For the first half of 2017, total cigarette industry volumes declined by an estimated 3.5%. The smokeable products segment’s reported domestic cigarettes shipment volume decreased by 2.8%, primarily driven by the industry’s rate of decline, partially offset by trade inventory movements. When adjusted for trade inventory movements, PM USA’s domestic cigarettes shipment volume decreased by an estimated 4%.
The smokeable products segment’s reported cigars shipment volume increased by 13.1% in the second quarter and 12.7% for the first half of 2017, driven primarily by the strength of the cigar category and trade inventory movements. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Cigarettes:
Marlboro	26,157	26,933	(2.9)%	50,852	52,294	(2.8)%
Other premium	1,550	1,660	(6.6)%	3,000	3,174	(5.5)%
Discount	2,862	2,877	(0.5)%	5,444	5,541	(1.8)%
Total cigarettes	30,569	31,470	(2.9)%	59,296	61,009	(2.8)%

Cigars:
Black & Mild	402	354	13.6%	765	671	14.0%
Other	4	5	(20.0)%	8	15	(46.7)%
Total cigars	406	359	13.1%	773	686	12.7%

Total smokeable products	30,975	31,829	(2.7)%	60,069	61,695	(2.6)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
In both the second quarter and first half of 2017, Marlboro’s retail share declined by 0.3 share points to 43.5%, impacted by the cigarette excise tax increase in California. PM USA expects the California excise tax increase will continue to negatively impact Marlboro’s retail share through the second half of the year. PM USA’s total retail share was 50.8% in the quarter and 50.9% for the first half, down 0.4 and 0.3 share points, respectively. Table 5 summarizes cigarettes retail share results.

Table 5 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Percentage point change	2017	2016	Percentage point change
Cigarettes:
Marlboro	43.5%	43.8%	(0.3)	43.5%	43.8%	(0.3)
Other premium	2.7	2.8	(0.1)	2.7	2.8	(0.1)
Discount	4.6	4.6	—	4.7	4.6	0.1
Total cigarettes	50.8%	51.2%	(0.4)	50.9%	51.2%	(0.3)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

SMOKELESS PRODUCTS
The smokeless products segment delivered strong results in the second quarter as it rebounded from the effects of the first-quarter Recall. Smokeless products segment net revenues increased 7.8% in the quarter, primarily driven by higher pricing and volume, partially offset by unfavorable mix. For the first half of 2017, smokeless product segment net revenues increased 2.8%, primarily driven by higher pricing, partially offset by the Recall impact and unfavorable mix. Revenues net of excise taxes increased 8.6% in the quarter and 3.3% for the first half of 2017.
In the second quarter, reported OCI increased 3.6%, primarily driven by higher pricing and volume, partially offset by Facilities Consolidation charges, higher selling, general and administrative spending and unfavorable mix. Adjusted OCI, which is calculated excluding the special items identified in Table 6, increased 9.8% and adjusted OCI margins increased 0.7 percentage points to 70.0%.
For the first half of 2017, reported OCI decreased 3.1%, primarily driven by the Recall and higher restructuring charges, partially offset by higher pricing. Adjusted OCI, which is calculated excluding the special items identified in Table 6, increased 1.6% and adjusted OCI margins decreased 1.1 percentage points to 66.4%.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$564	$523	7.8%	$1,030	$1,002	2.8%
Excise taxes	(34)	(35)		(64)	(67)
Revenues net of excise taxes	$530	$488	8.6%	$966	$935	3.3%

Reported OCI	$350	$338	3.6%	$599	$618	(3.1)%
Asset impairment, exit and implementation costs	21	—		42	13
Adjusted OCI	$371	$338	9.8%	$641	$631	1.6%
Adjusted OCI margins [1]	70.0%	69.3%	0.7 pp	66.4%	67.5%	(1.1) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
USSTC’s reported domestic shipment volume grew 1.4% in the second quarter but declined 1.7% for the first half due to the Recall. USSTC estimates that the smokeless products category volume grew approximately 1% over the past six months.
Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Copenhagen	137.5	134.0	2.6%	262.0	258.8	1.2%
Skoal	65.8	66.6	(1.2)%	121.4	131.1	(7.4)%
Copenhagen and Skoal	203.3	200.6	1.3%	383.4	389.9	(1.7)%
Other	17.7	17.3	2.3%	33.4	34.1	(2.1)%
Total smokeless products	221.0	217.9	1.4%	416.8	424.0	(1.7)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
USSTC made significant progress in regaining retail share following the Recall, gaining 0.6 retail share points versus the first quarter of 2017.
Copenhagen grew 0.7 retail share points in the second quarter to a record share of 34.1%. Copenhagen and Skoal’s combined retail share decreased 0.7 share points in the quarter to 50.8% driven by Skoal’s 1.4 retail share point decline.
For the first half of 2017, Copenhagen’s 0.9 share point growth was more than offset by Skoal’s 1.5 share point loss, contributing to a combined share decline of 0.6 share points, in part due to the Recall. Table 8 summarizes retail share results for the smokeless products segment.

Table 8 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Percentage point change	2017	2016	Percentage point change
Copenhagen	34.1%	33.4%	0.7	33.5%	32.6%	0.9
Skoal	16.7	18.1	(1.4)	17.0	18.5	(1.5)
Copenhagen and Skoal	50.8	51.5	(0.7)	50.5	51.1	(0.6)
Other	3.3	3.4	(0.1)	3.3	3.5	(0.2)
Total smokeless products	54.1%	54.9%	(0.8)	53.8%	54.6%	(0.8)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle’s second-quarter and first-half results were negatively impacted by trade inventory reductions and increased competitive activity.
In the second quarter of 2017, Ste. Michelle’s net revenues declined 12.3%. Reported OCI declined 26.5% and adjusted OCI declined 32.4%, primarily due to lower volume. Reported wine shipment volume for the second quarter declined 14.5% to approximately 1.8 million cases.
For the first half of 2017, Ste. Michelle’s net revenues declined 8.2%. Reported OCI declined 25.8% and adjusted OCI declined 29.2%, primarily due to lower volume and higher costs. Reported shipment volume for the first half declined 12.4% to approximately 3.5 million cases.
Table 9 summarizes revenues, OCI and OCI margins for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$150	$171	(12.3)%	$290	$316	(8.2)%
Excise taxes	(5)	(6)		(9)	(11)
Revenues net of excise taxes	$145	$165	(12.1)%	$281	$305	(7.9)%

Reported OCI	$25	$34	(26.5)%	$46	$62	(25.8)%
Acquisition-related costs	—	3		—	3
Adjusted OCI	$25	$37	(32.4)%	$46	$65	(29.2)%
Adjusted OCI margins [1]	17.2%	22.4%	(5.2) pp	16.4%	21.3%	(4.9) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Sherman Group Holdings, LLC and its subsidiaries, Nu Mark LLC,

Ste. Michelle Wine Estates Ltd., and Philip Morris Capital Corporation. Altria holds an equity investment in Anheuser-Busch InBev SA/NV.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the period ended March 31, 2017.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from its business combination with SABMiller; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$6,663	$6,521	2.2%
Cost of sales [1]	1,949	1,924
Excise taxes on products [1]	1,595	1,640
Gross profit	3,119	2,957	5.5%
Marketing, administration and research costs	507	499
Asset impairment and exit costs	12	1
Operating companies income	2,600	2,457	5.8%
Amortization of intangibles	5	5
General corporate expenses	56	42
Operating income	2,539	2,410	5.4%
Interest and other debt expense, net	177	192
Earnings from equity investment in AB InBev/SABMiller	(140)	(199)
Gain on AB InBev/SABMiller business combination	(408)	(117)
Earnings before income taxes	2,910	2,534	14.8%
Provision for income taxes	920	880
Net earnings	1,990	1,654	20.3%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$1,989	$1,653	20.3%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.03	$0.84	22.6%

Weighted-average diluted shares outstanding	1,928	1,954	(1.3)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$5,922	$564	$150	$27	$6,663
2016	5,829	523	171	(2)	6,521
% Change	1.6%	7.8%	(12.3)%	100%+	2.2%

Reconciliation:
For the quarter ended June 30, 2016	$5,829	$523	$171	$(2)	$6,521
Operations	93	41	(21)	29	142
For the quarter ended June 30, 2017	$5,922	$564	$150	$27	$6,663

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$2,233	$350	$25	$(8)	$2,600
2016	2,118	338	34	(33)	2,457
% Change	5.4%	3.6%	(26.5)%	75.8%	5.8%

Reconciliation:
For the quarter ended June 30, 2016	$2,118	$338	$34	$(33)	$2,457

Asset impairment, exit, implementation and acquisition-related costs - 2016	2	—	3	—	5
Tobacco and health litigation items - 2016	1	—	—	—	1
	3	—	3	—	6

Asset impairment, exit, implementation and acquisition-related costs - 2017	(9)	(21)	—	—	(30)
Tobacco and health litigation items - 2017	(15)	—	—	—	(15)
	(24)	(21)	—	—	(45)
Operations	136	33	(12)	25	182
For the quarter ended June 30, 2017	$2,233	$350	$25	$(8)	$2,600

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$12,746	$12,587	1.3%
Cost of sales [1]	3,759	3,798
Excise taxes on products [1]	3,089	3,176
Gross profit	5,898	5,613	5.1%
Marketing, administration and research costs	984	1,002
Asset impairment and exit costs	16	116
Operating companies income	4,898	4,495	9.0%
Amortization of intangibles	10	10
General corporate expenses	102	93
Corporate asset impairment and exit costs	—	5
Operating income	4,786	4,387	9.1%
Interest and other debt expense, net	356	392
Earnings from equity investment in AB InBev/SABMiller	(163)	(265)
Gain on AB InBev/SABMiller business combination	(408)	(157)
Earnings before income taxes	5,001	4,417	13.2%
Provision for income taxes	1,609	1,545
Net earnings	3,392	2,872	18.1%
Net earnings attributable to noncontrolling interests	(2)	(2)
Net earnings attributable to Altria Group, Inc.	$3,390	$2,870	18.1%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.75	$1.47	19.0%

Weighted-average diluted shares outstanding	1,933	1,955	(1.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$11,380	$1,030	$290	$46	$12,746
2016	11,251	1,002	316	18	12,587
% Change	1.1%	2.8%	(8.2)%	100%+	1.3%

Reconciliation:
For the six months ended June 30, 2016	$11,251	$1,002	$316	$18	$12,587
Operations	129	28	(26)	28	159
For the six months ended June 30, 2017	$11,380	$1,030	$290	$46	$12,746

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$4,274	$599	$46	$(21)	$4,898
2016	3,869	618	62	(54)	4,495
% Change	10.5%	(3.1)%	(25.8)%	61.1%	9.0%

Reconciliation:
For the six months ended June 30, 2016	$3,869	$618	$62	$(54)	$4,495

NPM Adjustment Items - 2016	12	—	—	—	12
Asset impairment, exit, implementation and acquisition-related costs - 2016	101	13	3	5	122
Tobacco and health litigation items - 2016	27	—	—	—	27
	140	13	3	5	161

NPM Adjustment Items - 2017	8	—	—	—	8
Asset impairment, exit, implementation and acquisition-related costs - 2017	(15)	(42)	—	—	(57)
Tobacco and health litigation items - 2017	(16)	—	—	—	(16)
	(23)	(42)	—	—	(65)
Operations	288	10	(19)	28	307
For the six months ended June 30, 2017	$4,274	$599	$46	$(21)	$4,898

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,556	$1,599	$3,016	$3,098
Smokeless products	34	35	64	67
Wine	5	6	9	11
	$1,595	$1,640	$3,089	$3,176

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,184	$1,173	$2,264	$2,328
Smokeless products	2	2	4	4
	$1,186	$1,175	$2,268	$2,332

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$68	$71	$136	$139
Smokeless products	1	1	2	2
	$69	$72	$138	$141

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2017 Net Earnings	$1,989	$1.03
2016 Net Earnings	$1,653	$0.84
% Change	20.3%	22.6%

Reconciliation:
2016 Net Earnings	$1,653	$0.84

2016 Tobacco and health litigation items	3	—
2016 SABMiller special items	14	0.01
2016 Asset impairment, exit, implementation and acquisition-related costs	4	—
2016 Gain on AB InBev/SABMiller business combination	(74)	(0.03)
2016 Tax items	(17)	(0.01)
Subtotal 2016 special items	(70)	(0.03)

2017 Tobacco and health litigation items	(11)	(0.01)
2017 AB InBev special items	(1)	—
2017 Asset impairment, exit, implementation and acquisition-related costs	(17)	(0.01)
2017 Gain on AB InBev/SABMiller business combination	265	0.14
2017 Tax items	108	0.06
Subtotal 2017 special items	344	0.18

Fewer shares outstanding	—	0.01
Change in tax rate	(5)	—
Operations	67	0.03
2017 Net Earnings	$1,989	$1.03

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$2,910	$920	$1,990	$1,989	$1.03
Tobacco and health litigation items	17	6	11	11	0.01
AB InBev special items	2	1	1	1	—
Asset impairment, exit, implementation and acquisition-related costs	30	13	17	17	0.01
Gain on AB InBev/SABMiller business combination	(408)	(143)	(265)	(265)	(0.14)
Tax items	—	108	(108)	(108)	(0.06)
2017 Adjusted for Special Items	$2,551	$905	$1,646	$1,645	$0.85

2016 Reported	$2,534	$880	$1,654	$1,653	$0.84
Tobacco and health litigation items	5	2	3	3	—
SABMiller special items	21	7	14	14	0.01
Asset impairment, exit, implementation and acquisition-related costs	5	1	4	4	—
Gain on AB InBev/SABMiller business combination	(117)	(43)	(74)	(74)	(0.03)
Tax items	—	17	(17)	(17)	(0.01)
2016 Adjusted for Special Items	$2,448	$864	$1,584	$1,583	$0.81

2017 Reported Net Earnings				$1,989	$1.03
2016 Reported Net Earnings				$1,653	$0.84
% Change				20.3%	22.6%

2017 Net Earnings Adjusted for Special Items				$1,645	$0.85
2016 Net Earnings Adjusted for Special Items				$1,583	$0.81
% Change				3.9%	4.9%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2017 Net Earnings	$3,390	$1.75
2016 Net Earnings	$2,870	$1.47
% Change	18.1%	19.0%

Reconciliation:
2016 Net Earnings	$2,870	$1.47

2016 NPM Adjustment Items	11	0.01
2016 Tobacco and health litigation items	27	0.01
2016 SABMiller special items	122	0.06
2016 Asset impairment, exit, implementation and acquisition-related costs	82	0.04
2016 Gain on AB InBev/SABMiller business combination	(100)	(0.05)
2016 Tax items	(16)	(0.01)
Subtotal 2016 special items	126	0.06

2017 NPM Adjustment Items	1	—
2017 Tobacco and health litigation items	(12)	(0.01)
2017 AB InBev special items	(49)	(0.03)
2017 Asset impairment, exit, implementation and acquisition-related costs	(36)	(0.02)
2017 Gain on AB InBev/SABMiller business combination	265	0.14
2017 Tax items	166	0.09
Subtotal 2017 special items	335	0.17

Fewer shares outstanding	—	0.02
Change in tax rate	(12)	(0.01)
Operations	71	0.04
2017 Net Earnings	$3,390	$1.75

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$5,001	$1,609	$3,392	$3,390	$1.75
NPM Adjustment Items	(1)	—	(1)	(1)	—
Tobacco and health litigation items	18	6	12	12	0.01
AB InBev special items	75	26	49	49	0.03
Asset impairment, exit, implementation and acquisition-related costs	60	24	36	36	0.02
Gain on AB InBev/SABMiller business combination	(408)	(143)	(265)	(265)	(0.14)
Tax items	—	166	(166)	(166)	(0.09)
2017 Adjusted for Special Items	$4,745	$1,688	$3,057	$3,055	$1.58

2016 Reported	$4,417	$1,545	$2,872	$2,870	$1.47
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	43	16	27	27	0.01
SABMiller special items	187	65	122	122	0.06
Asset impairment, exit, implementation and acquisition-related costs	127	45	82	82	0.04
Gain on AB InBev/SABMiller business combination	(157)	(57)	(100)	(100)	(0.05)
Tax items	—	16	(16)	(16)	(0.01)
2016 Adjusted for Special Items	$4,635	$1,637	$2,998	$2,996	$1.53

2017 Reported Net Earnings				$3,390	$1.75
2016 Reported Net Earnings				$2,870	$1.47
% Change				18.1%	19.0%

2017 Net Earnings Adjusted for Special Items				$3,055	$1.58
2016 Net Earnings Adjusted for Special Items				$2,996	$1.53
% Change				2.0%	3.3%

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$2,255	$4,569
Inventories	1,999	2,051
Other current assets	357	640
Property, plant and equipment, net	1,900	1,958
Goodwill and other intangible assets, net	17,503	17,321
Investment in AB InBev	18,219	17,852
Finance assets, net	988	1,028
Other long-term assets	505	513
Total assets	$43,726	$45,932

Liabilities and Stockholders’ Equity
Accrued settlement charges	2,223	3,701
Other current liabilities	3,359	3,674
Long-term debt	13,887	13,881
Deferred income taxes	8,527	8,416
Accrued postretirement health care costs	2,203	2,217
Accrued pension costs	676	805
Other long-term liabilities	394	427
Total liabilities	31,269	33,121
Redeemable noncontrolling interest	36	38
Total stockholders’ equity	12,421	12,773
Total liabilities and stockholders’ equity	$43,726	$45,932

Total debt	$13,887	$13,881